UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    August 18, 2014 (August 12, 2014)

KIMBALL INTERNATIONAL, INC.
________________________________________________________________________________________________________
(Exact name of registrant as specified in its charter)

Indiana	0-3279	35-0514506
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1600 Royal Street, Jasper, Indiana	47549-1001
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code   (812) 482-1600

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On August 12, 2014, Patrick E. Connolly was appointed to the Board of Directors (the “Board”) of Kimball International, Inc. (the “Company”) representing the Class A shareholders. Mr. Connolly was selected following an extensive national search in partnership with Cook Associates, Inc. of Chicago. His appointment will enhance the Board's strategic skill set as the Company adjusts to several Board retirements and prepares for its upcoming spin-off of its Electronics Manufacturing Services segment later this year. Kimball is committed to the appointment of independent directors in order to expand the diversity of viewpoints, experience and counsel within the Board's membership.

Mr. Connolly is Chief Operating Officer of Sodexo North America, and President of Sodexo Health Care, headquartered in Gaithersburg, Maryland. Sodexo North America, with revenues of $9 billion, delivers on-site services in corporate, education, healthcare, hospitality, government, and remote site market segments, as well as benefits and rewards services, and personal and home services, throughout the United States, Canada, and Mexico. The parent company, Sodexo Worldwide, is a $23.9 billion quality of life services company based in France. Sodexo is the world’s eighteenth largest employer, with 428,000 employees in over 33,000 sites in 80 countries across the globe. Mr. Connolly has over thirty years of experience in executive management and sales leadership.

Mr. Connolly will serve as a director of the Company's Board until the next Annual Meeting of Share Owners of the Company at which point he will stand for election and is expected to begin serving on the Company's Audit Committee. All non-employee directors of the Company receive an annual retainer of $75,000 per year for service as a director and may elect to receive their fees in shares of Class B Common Stock of the Company. Directors also are reimbursed for travel expenses incurred in connection with Board meetings. There are no arrangements or understandings between Mr. Connolly and any other person pursuant to which Mr. Connolly was selected as a director of the Company.

The Company's press release announcing this change is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

(a) On August 12, 2014, the Board of the Company approved a resolution to amend the By-laws of the Company. The resolution contained two amendments to the By-laws which were effective immediately.

Section 1 of Article V: Directors: This section was amended to change the number of members that the Board shall consist of to eleven (11) members, ten (10) of whom shall be elected by holders of Class A Common Stock, voting as a class, and one (1) of whom shall be elected by holders of Class B Common Stock, voting as a class. The previous provision was that the Board of the Company shall consist of ten (10) members, nine (9) of whom shall be elected by holders of Class A Common Stock, voting as a class, and one (1) of whom shall be elected by holders of Class B Common Stock, voting as a class.

Sections 1 through 4 of Article V: Directors: These sections were amended to implement the classification of the Board into three (3) classes, effective as of the election of the Company's directors at its Annual Meeting of Share Owners to be held on October 21, 2014. The Board of Directors shall be divided into three (3) classes, designated as Class I, Class II, and Class III, with each class being elected for a term of three years on a staggered basis.

This summary is not intended to be complete and is qualified in its entirety by reference to the Restated By-laws of Kimball International, Inc. included as Exhibit 3(b) to this report and incorporated herein by reference.

(d) Exhibits
The following exhibits are filed as part of this report:

Exhibit
Number	Description
3(b)	Restated By-laws of the Company
99.1	Press Release dated August 12, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBALL INTERNATIONAL, INC.

By:	/s/ Robert F. Schneider
ROBERT F. SCHNEIDER Executive Vice President, Chief Financial Officer
Date: August 18, 2014

EXHIBIT INDEX

Exhibit
Number	Description
3(b)	Restated By-laws of the Company
99.1	Press Release dated August 12, 2014